Exhibit 10.16

COMMERCIAL LEASE
BY AND BETWEEN
NEW HORIZONS
(“LESSOR”)
AND
INFINISCALE
(“LESSEE”)

COMMERCIAL LEASE
BETWEEN THE UNDERSIGNED:
■NEW HORIZONS, Limited Liability Company [SARL] with 7,624 euros in share capital, headquarters located at 55 rue Biaise Pascal, ZIRST II - 38330 MONTBONNOT ST MARTIN and registered in the GRENOBLE Trade Register at number 429 556 590,
Represented by Mrs. Katherine NGai Pesic, with full authority for the purposes herein in her capacity as Manager, herself represented by Mr. Chris MARNOCH, duly authorized for the purposes herein by virtue of a delegation of power,
Hereinafter referred to as “Lessor”,
PARTY OF THE FIRST PART,
AND:
■INFINISCALE, a Corporation [SA] with 964,000 euros in share capital, headquarters located at 55 rue Biaise Pascal, ZIRST II — 38330 MONTBONNOT ST MARTIN registered in the GRENOBLE Trade Register at number 484 806 534 000 26,
Represented by its General Manager, Mr. FIRAS MOHAMED MONADE
Hereinafter referred to as “Lessee”,
PARTY OF THE SECOND PART,
Hereinafter jointly referred to as “Parties” and individually as “Party”.
Now, therefore, the following is agreed and made binding:
COMMERCIAL LEASE
NEW HORIZONS, the first undersigned party, hereby declares to grant a commercial lease, in accordance with the provisions of Articles L. 145-1 et seq. of the Commercial Code and the new provisions of Law No. 2014-626 of June 18, 2014, the so-called “Pinel Law” and of Decree No. 2014-1317 dated November 3, 2014, for the terms and conditions stipulated below, to INFINISCALE, the second undersigned party, for the property described below.
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DESCRIPTION OF THE LEASED PREMISES
The property that is the subject of this lease is, to the exclusion of all others, one part of the premises located in a building located in MONTBONNOT SAINT MARTIN (38330) “La Baudonière” and “Pré Nalier” hamlet and appearing in the updated property register of this commune under Number 231, Section A0 for an area of 64 ares and 35 centiares, the exact address of which is “Immeuble Silvaco” - ZIRST II - 55 rue Biaise Pascal, and consisting of:
■on the first floor of the building in question (south side) one part of the left wing, as described in the plan attached in Exhibit 1 to this instrument, for an area of 99 m2, including the share of common parts of the ground floor and upstairs, including specifically one half of:
Seven (7) offices,
One (1) open office space,
One (1) interior cabinet,
One (1) outside storage space
■As well as ten (10) parking spaces.
This commercial lease grants Lessee the right to use the common areas, equipment and accessories of the building, subject to compliance with the terms specified herein.
Lessee further declares to be well acquainted with the leased premises by virtue of having visited them prior to this instrument with a view to enter into this instrument and therefore exempts Lessor from making a broader description of them.
TERM OF THE LEASE
This commercial lease is granted and accepted for a term of nine (9) full and consecutive years commencing on May 1, 2017 and ending on April 30, 2026.
Lessee shall have the ability to terminate this lease at the end of each three-year period, by giving notice through deed of service or registered letter with acknowledgement of receipt a minimum of six (6) months in advance. If the notice is late or given in breach of regulations, the lease shall continue for a new three- (3-)year period with all obligations for Lessee arising from it.
It is further noted that Lessor has, pursuant to Article L. 145-4 of the Commercial Code, the ability to give notice at the end of each three-year period, by giving notice through deed of service a minimum of six (6) months in advance, if it intends to invoke the provisions of Articles L. 145-18, L. 145-21, L. 145-23-1 and L. 145-24 of the Commercial Code, in order to build, rebuild or raise the height of the existing building, reallocate the additional living premises to this use or execute prescribed or approved projects in the framework of a property renovation operation, and in case of demolition of the building, in the framework of an urban renewal project.
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RENT
AMOUNT/PAYMENT/REVISION/INDEXING
Amount of the rent
This lease is granted and accepted through annual rent, exclusive of taxes and charges [EOT/EOC], in the amount of eleven thousand, eight hundred and eighty-eight euros (€11,880.00 EOT/EOC), or quarterly rent, exclusive of taxes and charges, in the amount of two thousand, nine hundred and seventy euros (€2,970.00 EOT/EOC).
This rent, which is subject to VAT, shall be paid and subject to revision under the terms indicated below.
Payment of the rent
The agreed upon annual rent shall be payable in advance by quarter to Lessor or its designated representative, at their domicile or any other location indicated by them.
Lessee agrees to pay Lessor, in addition to the rent, the amount of the VAT or any other new additional or replacement tax that could be created at the legal rate in force on the date of each payment.
Lessor formally agrees in parallel to maintain for the entire term of the lease the option to subject the rent stipulated above to the VAT rate.
Therefore, the rent shall be paid for the first time on May 1, 2017 for an amount exclusive of taxes and charges, in the amount of one thousand nine hundred and eighty euros (€1,980.00 EOT/EOC) corresponding to the period from May 1, 2017 to June 30, 2017.
Delivery of any receipt at the time of payment by check shall be subject to the effective cashing of the check.
Any late payment of the rent shall be the subject of a registered reminder letter, the cost of which is set at five euros (€5), including all fees, to be paid by Lessee.
Revision of the rent
The rent may be revised at the request of either of the Parties, every three (3) years and under the terms set forth in Articles L. 145-37 and L. 145-38 of the Commercial Code.
Indexing of the rent
The rent established above, or an annual rent exclusive of taxes and charges, in the amount of eleven thousand, eight hundred and eighty-eight euros (€11,880.00 EOT/EOC), shall be revised automatically and with no need for Lessor to make a specific request for this purpose on each anniversary date of this lease based on the variation in the index defined below.
The Parties agree that this index shall be the Tertiary Activities Rent Index (TARI) as published by the I.N.S.E.E. (National Institute of Statistics and Economic Studies).
The Parties agree that the base index shall be the one for the fourth quarter of 2016, or 108.94.
This index shall be compared, on May 1 of each year and for the first time on May 1, 2018, to the last index published on May 1 of each year, and so on for each year.
If on the day when the indexation clause must be consulted, the reference index has not been published, the rent shall be paid temporarily at the old rate. A readjustment will be made when the index is published and back rent will then be owed retroactively by Lessee.
In the event the chosen index should not exist or cease to be published, the new index that replaces it would be applied automatically, considering the official or unofficial linking coefficients published by the I.N.S.E.E. (National Institute of Statistics and Economic Studies).
If no replacement index was published, to which the index eliminated could be linked, an expert shall be chosen by the Parties through mutual agreement, or in the absence of agreement, designated at the request of the first Party to take action by the President of the Regional Court in the location where the building is located, ruling as an urgent application. He/she shall be tasked with finding a new index relative to the purpose of the contract or the activity of one of the Parties. The index determined in this manner and chosen by the expert, shall be applicable retroactively from the [time] the index stipulated originally ceases to exist.
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If, for any reason whatsoever, one of the Parties fails to insist on the benefit of this clause, the fact that it pays or cashes the rent [payment] at the old rate shall not in any case be considered implicit waiver to invoking the current indexing. In order to be considered, this waiver must result in a written agreement.
Lessor declares that this indexing clause is an essential and determinative term of its wish to enter into the contract, without which this lease would not have been made.
CHARGES AND CONDITIONS
The charges and conditions of this commercial lease appear in order below:
- I. - Charges
- II. - Security deposit
- III. - Schedule of condition of the leased property
- IV. - Maintenance, work and repairs
- V. Obligations of Lessee with respect to enjoyment of the leased premises
- VI. - Obligations of Lessor
- VII. - Obligations of the Parties relative to the establishment of a centralized building management
- VIII. - Insurance
- IX. - Destruction of the leased premises
- X – Transfer of the lease – subleasing
- XI. - Return of the premises
- XII. - Joint and several liability and severability
- XIII. - Void clause
- XIV. - Penalty clause
- XV. - Preferential right
- XVI. - Registration
- XVII. - Information on potential natural and technical risks
- XVIII. - Energy performance diagnosis
- XIX. - Technical asbestos assessment
- XX. - Exhibits
I. - CHARGES
I.1 – Building charges
Lessee shall pay or must reimburse Lessor upon first request, in addition to the rent, for all charges related to the leased premises, with the exception of those set forth by the provisions of Article R. 145-35 of the Commercial Code, and this, as they are described according to the specific and limited schedule of charges attached to this lease (Exhibit 2) and this, in application of the provisions of Articles L. 145-40-2 and R. 145-36 of the Commercial Code.
Said charges shall be the subject of a quarterly provision in addition to the rent.
If applicable during the lease, Lessor agrees to inform Lessee of any new charges.
I.2 – Taxes and fees
Lessee shall pay its own taxes: all related taxes and generally all taxes, contributions and charges, fiscal or parafiscal, to which it is subject personally and which Lessor could be liable for it under Articles 1686 and 1687 of the General Tax Code or for any other reason whatsoever, and it must prove their payment to Lessor upon any request, and specifically upon expiration of the lease, prior to any removal of furnishings, equipment or merchandise.
Lessee further agrees to reimburse Lessor for a portion of the taxes and fees related to the building where the leased premises are located, as listed in Exhibit 2 to this instrument, and these taxes and fees shall also be subject to the use of a quarterly provision, in addition to the rent.
If applicable during the lease, Lessor agrees to inform Lessee of any new taxes, fees or usage fees.
The taxes and fees thereby reimbursed to Lessor by Lessee shall be prorated by the term of the lease during the year for which said taxes and fees are collected, when they are established for a full calendar year.
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I.3 – Provision for charges, taxes and fees
Lessee agrees to pay, for the application of the stipulations of Clauses I.1 and I.2 above, an annual provision relative to the various supplies, services and charges specified in Exhibit 2, and to the taxes and fees to be reimbursed pursuant to Clause I.2 above, calculated based on an estimated budget, totalling for the leased premises forty-seven euros exclusive of tax (€ 47 EOT) per m2 and per year.
This provision relative to charges shall be paid in advance each quarter in addition to the rent, for an annual amount exclusive of taxes of four thousand, six hundred and fifty-three euros (€4,653 EOT), or a quarterly amount, exclusive of taxes, of one thousand, one hundred and sixty-three euros and twenty-five centimes (€1,163.25 EOT).
This provision shall be paid for the first time concurrently with the payment of the first rent for an amount exclusive of taxes of seven hundred and seventy-five euros and fifty centimes (€775.50 EOT) corresponding to the period from May 1, 2017 to June 30, 2017.
If the provision specified above exceeds the annual amount of said charges and services, Lessor shall reimburse the difference to Lessee. If the provision is low, Lessee shall pay the difference, just as it is required.
The annual charges shall be adjusted each year through the establishment of an annual summary statement including the close and adjustment of the charge accounts, which shall be passed on no later than September 30 of the year following the one for which said specific and limited schedule of charges was established, or for co-ownership properties, within three (3) months from the presentation of the co-ownership charges for the annual financial year, and this, pursuant to the provisions of Articles L. 145-40-2 and R. 145-36 of the Commercial Code.
The amount of the aforementioned annual provision shall be revalued each year based on a new estimated budget calculated based on the actual amount of the charges incurred (as listed in Exhibit 2) for the preceding year.
II. - SECURITY DEPOSIT
Lessee is not required to pay a security deposit.
III. - SCHEDULE OF CONDITION OF THE LEASED PROPERTY
When Lessee takes possession of the premises, an inter partes schedule of condition of the leased property shall be established amicably by the Parties, or failing this, by bailiff’s official report.
Lessee shall take the leased premises in the condition in which they are found when it takes possession, without the ability to make any claim for any reason whatsoever, or claim any compensation, repairs or reduction in the amount of the rent during the term of this lease.
The Parties agree that the charges for any work - under the provisions of Article 606 of the Civil Code – which is necessary to bring the leased property into compliance with existing general regulations as specified in Clause IV.2.2 below shall be paid by Lessor exclusively and that the charges for all work that could be necessary to bring the leased property into compliance with regulations specific to the activity of Lessee shall be paid by it exclusively.
The same terms apply if these regulations are modified, and for this reason, the leased premises no longer comply with general regulatory standards or are no longer in compliance with rules imposed on Lessee to conduct its activity.
IV. - MAINTENANCE, WORK AND REPAIRS
IV.1. Maintenance of the leased premises
Lessee shall maintain the leased premises in good condition compared to the condition of the leased premises on the effective date of the lease, by making as they become necessary all repairs for which it is responsible under this commercial lease, so that the leased premises are returned in good condition at the end of the lease. Lessee must therefore maintain in a good state of maintenance, operation, safety and cleanliness the entire leased premises, windows, locks, woodwork, electrical and plumbing fixtures, and more generally all furnishings, accessories and equipment; replace, if necessary, what cannot be repaired; maintain the floor coverings in perfect condition, and specifically, repair any stains, burns, tears, holes or detachment that arise and oversee the safe use and circulation; restore, as it arises, any damage that could occur in the leased premises.
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With a view to uniformity, Lessee further agrees to have all repair and maintenance work necessary under this instrument performed by the contractor designated to it by Lessor.
Lessee must inform Lessor immediately, by registered letter, of any damage or deterioration arising in the leased premises and which requires work for which it would be responsible under this lease. If it fails to fulfill this obligation, it shall be liable for all types of damage caused by its silence or delay.
IV.2. Work during the lease
IV.2.1. Work performed by Lessee
■Lessee may not perform any work involving support elements for the foundation or framework that contributes to the stability or solidity of the building (structural works) and closure, covering and watertightness without the prior written approval of Lessor and its architect. Lessee shall be responsible for the fees for the involvement of Lessor’s architect.
■Lessee may not make any change in the layout of the leased premises without the prior written consent of Lessor.
■All work, embellishments and improvements carried out by Lessee, which are in all cases subject to prior approval from Lessor, shall remain owned by the latter at the end of the lease, without any compensation, unless Lessor prefers to request their removal and return of the premises to their previous condition, at the expense of Lessee.
IV.2.2. Work performed by Lessor
■Lessee shall endure without compensation all construction and any work whatsoever executed in the leased premises or in the building and may not request any rent reduction, irrespective of the magnitude and duration, while the latter shall not exceed forty (40) days.
■Lessee shall endure all work involving the common areas made necessary for their improvement and all repairs in this manner and finally layout work on other private parts of the building.
■Lessee must dismantle at its own expense and without delay all formwork, decorations and all installations it may have made and whose removal is necessary to detect and repair leaks of any nature, cracks in the smoke or ventilation pipes, in particular after a fire or [water] seepage, and generally for the execution of the restoration, all layouts, signs, etc. whose removal is necessary to perform the work.
It is stipulated that there may be access covers in the premises to access the conduits for air conditioning, electricity, telephone, etc. that would likely serve other contiguous units.
Opening these covers must always be approved, as well as workers and other specialists coming through for connection work, in particular electrical, telephone and computer.
Lessor declares, in accordance with the provisions of Article L. 145-40-2 of the Commercial Code:
–That it has not performed any work in the last three (3) years.
–that it does not plan to perform any work within the next three (3) years, with the exclusion of the work listed above.
If applicable, Lessor agrees, pursuant to the provisions of Article R. 145-37 of the Commercial Code to provide the following documents within two (2) months after each of the three-year due dates:
–A provisional summary of the work planned in the next three years accompanied by an estimated budget;
–A summary statement on any work performed in the last three years, including its cost;
IV.3. Repairs
Lessor shall only be responsible for major repairs as defined by Article 606 of the Civil Code (restoration in their entirety of roofing, beams, major walls): Lessee is responsible for all other repairs, even when they are necessary due to age or hidden defects, or even accidents or acts of God.
Lessee agrees to use the contractor designated to it by Lessor for all repairs made necessary in this manner.
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V. - OBLIGATIONS OF LESSEE RELATIVE TO ENJOYMENT OF THE LEASED PREMISES
V.1. Use of the leased premises
Lessee may only use the leased premises to perform the activity resulting from its corporate purpose and for office use exclusively.
The leased premises may not be assigned another use, even temporarily, and no activity other than the one indicated above may be carried out there.
V.2. Terms of enjoyment of the premises by Lessee
■Lessee must use the leased premises, providing all reasonable care. It shall ensure that the tranquility and proper order of the building are not disturbed by its actions or those of its employees, suppliers or customers. It must specifically take all precautions to avoid any disturbance of use and any odors.
It must comply fully with the orders of any regulations, police orders, health regulations, etc. and ensure compliance with hygiene, health, etc. regulations.
■With respect more specifically to the performance of its activity, Lessee must ensure that it complies with the legal and administrative orders that may relate to it.
■Lessee shall handle personally all claims or disputes that could arise due to its activity in the premises, so that Lessor is never concerned or sought in this regard. It shall be responsible for all conversions and any repairs whatsoever required by the exercise of its activity, all while standing surety vis-à-vis Lessor for any actions for damages by the other lessees or neighbors that the exercise of this activity could provoke.
■Furthermore, Lessee must handle personally, and without the ability to exercise for that fact any recourse against Lessor, any claim or order that could come from competent officials concerning the terms of the occupation of said premises by it, all potential administrative approvals related to its fitting out and/or its use of the leased premises or the exercise of its activity in said premises.
Consequently, Lessor may not incur any liability in the event of denial or delay in obtaining these approvals.
Lessee must pay all amounts, fees, taxes and other levies related to this fitting out, use or activity.
V.3. Obligations relative to establishment of the computer server.
If Lessee uses a computer network, it must install its server in the mechanical room located upstairs in the left wing of the building, unless it equips its private premises with an air conditioning system appropriate for the installation of a computer server.
All lessees in the building have shared access to the mechanical room. In this context, Lessee is expressly prohibited from accessing the server of each of the other lessees located in the technical room.
Lessee further agrees to designate one person who, alone, shall be authorized to gain access to this mechanical room, with the stipulation that each entrance is monitored individually through the centralized building management.
Lessor must be informed in advance of all entries into the mechanical room. This information must be provided a minimum of one (1) hour prior to accessing said mechanical room, via e-mail sent to the following address: new.horizons.france@gmail.com.
Lessee shall however have the opportunity to request entry in the mechanical room with Lessor present. This entry shall only be possible from 9 a.m. to 5 p.m. without interruption on business days and subject to written notification of Lessor a minimum of forty-eight (48) hours in advance.
The person designated by Lessee to enter the mechanical room may also be contacted by the other lessees, in case of emergency only, at any time. If the designated person is not available, Lessee must inform the other lessees of the designation of another person whose contact information it will provide to them. If it is unable to reach the person designated in this manner by Lessee, Lessor is expressly authorized to take any measure required by the situation.
Any entry in the mechanical room by Lessee or by any of its employees or representatives in breach of the rules defined above will trigger the liability of Lessee.
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Lessee waives all appeals for liability or claims against Lessor, and all representatives of Lessor, and their insurers and agrees to obtain the same waivers from all insurers in case of entry into the mechanical room in breach of the access rules defined by this clause.
V.4. Obligation to keep the premises open and filled
Lessee must maintain the premises in constant use, subject to potential closure during the annual paid leave period or for work.
Lessee shall fill the premises with sufficient furnishings for their normal use, in order to guarantee the payment of three (3) months of rent and performance of the clauses and conditions of the lease.
V.5.    Premises visit
V.5.1    During the lease
Lessee must allow Lessor, its representative, architects and all other lessees and workers to enter the leased premises and inspect them in order to observe their condition, whenever this appears necessary, without the visits able to be excessive, provided there is a minimum of twenty-four (24) hours advance notice, except in emergency cases. It must also allow workers who have to perform work to enter the premises.
Lessee must allow a banner or sign to be affixed to the façade of the leased premises indicating that the premises are for rent, as well as the name, address and telephone number of the person responsible for the leasing.
V.5.2    In case of sale of the building or renewal at the end of the lease
Subject to the terms specified in Clause XV below of this instrument, in case of sale of the building, Lessee must allow visits to the premises from 9 a.m. to 5 p.m., without interruption on business days.
Lessee must allow a banner or sign to be affixed to the façade of the leased premises indicating that the premises are for sale, as well as the name, address and telephone number of the person responsible for the sale.
V.6. Miscellaneous obligations.
Lessee agrees to ensure compliance with the total ban on smoking inside the entirety of the building, including the common areas.
Lessee further agrees to prohibit access to the parking reserved for customers by its employees or any person working under its responsibility, and to reserve its use strictly for its customers and those of the other lessees in the building owned by Lessor.
If Lessee installs coffee machines or other miscellaneous fixtures in the premises that are the subject of this instrument, it agrees to protect the floor coverings to avoid the appearance of stains, the cleaning of which Lessee must handle, in any case.
In addition, Lessee agrees not to obstruct or occupy, even temporarily, the areas of the building not included in this lease, and specifically the building’s lobby.
Lessor authorizes Lessee to affix a plaque identifying Lessee on the outside intercom. Other signage, signs or advertising on or around the building is prohibited.
Lessee agrees, on the expiration of this commercial lease, to uninstall the aforementioned signage and return the premises to their previous condition.
VI. - OBLIGATIONS OF LESSOR
VI.1. Hidden defects
Lessor shall not be bound to guarantee hidden defects that may affect the ground, basement or buildings.
VI.2. Responsibilities and recourse
Lessee waives all actions for compensation or claims against Lessor, and all representatives of Lessor and their insurers, and agrees to obtain the same waivers from all insurers for the following cases:
–In the case of theft, attempted theft, any criminal offense or unlawful act of which Lessee could be victim in the leased premises of the building. Lessee expressly waives the benefit of Article 1719, paragraph 3 of the Civil Code, with Lessor assuming no obligation for security.
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–In case of any irregularities, improper operation or interruption of the water, electricity or telephone, air conditioning, electricity generators of all computer systems, if any, [and] more generally the group services and common equipment of the building or specific to the leased premises.
–In case of modification or elimination of the common services.
–In case of damage caused to the leased premises and/or to any furnishings there as a result of leaks, [water] infiltration, moisture or other circumstances.
–In case of misconduct by other occupants of the building, their personnel, vendors and customers, and all third parties in general, that causes damage to the building, Lessee specifically waives any recourse against Lessor pursuant to Article 1719, paragraph 3 of the Civil Code.
–In case of accidents occurring in the leased premises or due to the leased premises during the lease, irrespective of the cause. It shall be personally responsible for and cover the costs of all civil liability arising from this with regard to its personnel, Lessor or third parties, without Lessor able to be concerned or sued for this reason.
–In case of a flaw or defect in the leased premises, Lessee specifically waives invoking the provisions of Articles 1719 and 1721 of the Civil Code.
Moreover, it is expressly agreed that:
–Lessee shall handle personally, without recourse against Lessor, all damage caused to the premises by turmoil, disturbances, strikes, civil war and any disruption in use arising from them.
–In case of expropriation for public use, Lessee may not make any claims against Lessor, and all rights of said Lessee vis-à-vis the government or expropriating body shall be reserved.
VII. - OBLIGATIONS OF THE PARTIES RELATED TO THE ESTABLISHMENT OF A CENTRALIZED BUILDING MANAGEMENT
VII.1. Remote control of centralized building management
Lessee is hereby advised that some specific technical functions (air conditioning, lighting, alarms, blinds, gate, etc.) are controlled by a centralized building management system.
In this regard, four (4) remote controls enabling control of these different functions as well as a written procedure for use shall be delivered to Lessee when it takes final possession of the premises that are the subject of this instrument.
Any damage, destruction or loss of one of these remote controls must be reported to Lessor, which shall provide a new remote control to Lessee after the latter reimburses Lessor for the cost of the repair or replacement of the previous remote control (current charge in effect: €49 EOT).
VII.2. Alarm.
Lessee is also hereby advised that the premises that are the subject of this instrument are protected by an alarm linked to the video surveillance company SECURITAS the triggering of which is conditioned by complete closure of all exits of the building.
The obligations related to the placement of this alarm are the subject of a written procedure, which shall be provided to the Procedure [sic] when taking effective possession of the premises that are the subject of this instrument.
VIII.-INSURANCE
■Lessee must maintain constant insurance against the risks of fire, explosion, theft, water damage and against risks related to the lease and appeals of neighbors for the leased premises that are the subject of this instrument as well as the furnishings and commercial and industrial equipment, keeping the leased premises full, and doing so for the entire term of this lease, with a known solvable French or foreign insurance company. For this purpose, it must pay the premiums regularly and prove all of this upon first request of Lessor.
■Lessee must also insure any computer server it has installed in the mechanical room in accordance with this instrument, as well as any antennas that it may have installed on the roof of the building.
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■The policy must contain a waiver by the insurance company of all appeals against Lessor, all representatives of Lessor, all persons with ownership or possession rights to the building or all other parts of the building, or the insurers of the aforementioned persons, for the portion of the damage or harm for which the latter parties could be responsible for any reason whatsoever.
■Lessee hereby expressly waives all recourse and any actions against the aforementioned people and their insurers as a result of the aforementioned damage or denial of right to enjoy the leased premises.
■If the activity performed by Lessee and/or work carried out by it in accordance with the provisions of this lease as an exception leads to additional insurance premiums for Lessor or for the other lessees in the building or neighbors, Lessee would be bound to both compensate Lessor for the amount of the additional premium paid and hold it harmless against all claims of the other lessees or neighbors.
IX. - DESTRUCTION OF THE LEASED PREMISES
If the premises that are the subject of this commercial lease are destroyed entirely due to age, construction defects, acts of war, civil war, disturbances, accident or any other cause independent of the will of Lessor, this commercial lease shall be terminated automatically without compensation.
If, however, the leased premises were destroyed or rendered only partially unusable, Lessee could only receive a reduction in the rent based on the areas destroyed, with the exclusion of termination of the lease.
X. - TRANSFER OF THE LEASE - SUBLEASING
Lessee shall occupy the leased premises personally. It shall be prohibited from subleasing or loaning said premises in whole or part to third parties under any pretext whatsoever, and in any manner whatsoever, even temporarily and free of charge and commitment, and establishing the domicile of any individual or legal entity there.
With the exception of the buyer of its business or company, Lessee may not transfer its right to this lease without the express and written consent of Lessor and acting as a guarantor and being jointly liable for the payment of the rent and execution of the charges and conditions of the lease, and this for three (3) years from the date of the deed of transfer of the right to the lease.
The joint and individual responsibilities stipulated in this clause in favor of Lessor shall exist equally among all successive grantees of this lease;
In all cases, no contribution or transfer may be made if rent or additional fees are owed.
Lessor must be notified of the transfer or contribution in accordance with Article 1690 of the Civil Code, a minimum of ten days prior to the expiration of the time limit for raising an objection. The notification must contain a full explanation of the compliance with the preceding stipulations, and in particular, the transfer of the business or industry.
A registered original or enforceable copy of the lease transfer must be submitted to Lessor at no cost, within the month of the transfer, under penalty of said transfer being unenforceable.
XI. - RETURN OF THE PREMISES
One (1) month prior to moving out, Lessee must provide proof of payment by presenting receipts, prior to any removal, even partial, of the furnishings, of the contributions for which it is responsible, for both past months and for the current month, and of all rent and charges periods, and provide its future address to Lessor.
Lessee must also return the leased premises to perfect condition in terms of cleanliness and lease-related repairs and must pay the amount of any repairs that could be due.
For this purpose, no later than fifteen (15) days prior to the expiration date of the lease or the date of its effective departure, if another date is necessary, an inter partes schedule of condition of the leased property shall be established with a bailiff present, which shall contain a summary of the repairs to be made by Lessee.
Lessee must have all these repairs made at its expense prior to the planned date of its effective departure, under the control of Lessor’s architect whose fees it shall pay as well.
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If Lessee does not make the repairs within this period, or it does not respond to Lessor’s notice or refuses to sign the condition of leased property, Lessor shall have the amount of said repairs calculated by its architect and Lessee must then pay this to it [Lessor] immediately.
In this same scenario, Lessee would owe Lessor compensation equal to the rent and charges calculated pro rata, during the time the premises are tied up in order to make the repairs for which Lessee is responsible.
XII. - JOINT AND SEVERAL LIABILITY
The obligations of Lessee arising from this lease constitute a joint and several liability for all its successors and for all persons bound to the payment and performance.
XIII. - VOID CLAUSE
This lease shall be terminated automatically in the case of failure to pay on its exact due date a single rent term or any rent reminder following an increase in it, such as failure to reimburse expenses, lease-related fees, taxes, charges or services that constitute its additional fees, or finally failure to perform any clause or condition of this lease or the co-ownership regulations that the Parties’ agreement also makes, or even nonperformance of the obligations imposed on Lessee by law or regulations, and one (1) month after an order to pay or a served notice that goes unanswered.
If, in this case, Lessee refuses to quit the leased premises, its expulsion, and that of all occupants accordingly, could occur immediately by simple provisional order handed down by the President of the competent Regional Court, the jurisdiction of which is expressly assigned in accordance with this instrument.
XIV - PENALTY CLAUSE
Failure to pay the rent, additional expenses and amounts due at for each term, fifteen (15) days after receipt by Lessee of a registered letter with acknowledgement of receipt remains unanswered, the case shall be transferred to a bailiff and the amounts owed automatically increased five percent (5%) as a flat-rate allowance for legal expenses, and irrespective of any formal notice and collection expenses.
In the case of automatic or judicial termination, the full amount of the advance rent and the security deposit shall be acquired by Lessor for the purpose of flat-rate and irreducible compensation of the damage alone arising from this termination, without prejudice to other compensation owed or damages to compensate for the damage arising from the actions of Lessee, irrespective of whether it caused this termination.
Compensation for occupation owed by Lessee if it does not vacate the premises after automatic or judicial termination or expiration of the lease shall be established as a flat rate based on the total rent for the last year of leasing increased by fifty percent (50%).
XV. - PREFERENTIAL RIGHT
It is noted that in accordance with Article L. 145-46-1 of the Commercial Code, the Lessee of premises for commercial use or traditional production shall benefit from a preferential right in the case of sale of the leased premises.
In this context, and in the scenario where Lessor plans to sell the premises that are the subject of this lease, it must comply with the preferential right established for Lessee under the conditions described in Article L. 145-46-1 of the Commercial Code reproduced in full below:
“When the owner of premises to be used commercial or traditional production purposes plans to sell them, it shall so inform the Lessee by registered letter with acknowledgement of receipt, or in person, against receipt or signature. In order to be valid, this notification must indicate the price and terms of the planned sale. It is an offer for sale to Lessee. The latter shall have a period of one month from receipt of this offer to decide. If it accepts, Lessee shall have a period of two months from the date its response is sent to Lessor to carry out the sale. If it provides notice in its response of its intention to use a loan, the acceptance by Lessee of the offer for sale is conditional to obtaining the loan, and the period to carry out the sale becomes four months.
If, at the end of this period, the sale has not been carried out, the acceptance of the offer for sale is non-binding.
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If the owner decides to sell under conditions or at a price that is more advantageous for the buyer, the notary must, when Lessor has not done so previously, notify Lessee of these conditions and this price in the manner set forth in the first paragraph, under penalty of the voiding the sale. This notification can be considered an offer for sale to Lessee. This offer for sale is valid for a period of one month from its receipt. Offers not accepted within this period are null and void.
Lessees that accept an offer notified in this manner shall have a period of two months from the date their response is sent to Lessor or the notary to establish the contract of sale. If, in its response, it provides notice of its intention to use a loan, the acceptance by Lessee of the offer for sale is conditional to obtaining the loan, and the period to carry out the sale becomes four months. If, at the end of this period, the sale has not been carried out, the acceptance of the offer for sale is non-binding.
The provisions of the first four paragraphs of this article shall be reproduced in each notification in order to be valid.
This clause is not applicable in case of single sale of several premises in a commercial group, single sale of different commercial premises or sale of commercial premises under co-ownership in a commercial group. It is also not applicable to the global sale of a building including commercial premises or to the sale of premises to the spouse of the Lessor, or to an ancestor or descendant of the Lessor or of his/her spouse.”
By exception to the preceding, the Parties expressly agree that in the case of sale of the premises to a company belonging to the same group of companies as Lessor, Lessor shall be exempt from the notifications set forth by Article L. 145-46-1 of the Commercial Code, with Lessee waiving its preferential right specified above.
XVI. - REGISTRATION
The Parties do not require registration of this instrument.
XVII. - INFORMATION ON ANY NATURAL AND TECHNOLOGICAL RISKS
In accordance with the provisions of Articles L. 125-5 and R. 125-24 of the Environmental Code, Lessor has provided to Lessee on this date a statement of natural and technological risks (to which items are attached that make it possible to locate the building with respect to the risks considered), established in accordance with provisions above. This statement appears in Exhibit 3 to this instrument.
Lessee duly notes this information, declares to be satisfied with it and to personally handle it, without appeal to Lessor, and consequently waives all requests for termination of the lease, compensation or reduction of the rent.
XVIII - ENERGY PERFORMANCE DIAGNOSIS
In accordance with the provisions of Article L. 134-3-1 of the Building and Housing Code, Lessor has provided to lessee on this date, which acknowledges it, an Energy Performance Diagnosis (EPD) – as defined in Article L. 134-1 of said code – for the leased premises that are the subject of this instrument. This diagnosis appears in Exhibit 4 to this instrument.
Lessee acknowledges now that the information contained in the Energy Performance Diagnosis is of informational value only, and consequently, it cannot be used against Lessor.
XIX - TECHNICAL ASBESTOS ASSESSMENT
Lessor declares that the provisions of Decree No. 93-97 of February 7, 1996, No. 97-855 of September 12, 1997, No. 2001-840 of September 13, 2011 and No. 2002-839 of May 3, 2002 relative to protecting the population against the health risks related to asbestos exposure in buildings do not apply to the building that is the subject of this lease, and this, insofar as the building permit was issued after July 1, 1997, which Lessee expressly acknowledges.
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XX.-EXHIBITS
The exhibits listed below are attached to this lease. They are part and parcel to the lease, with which they form an indivisible whole:
Exhibit 1: Plan of the leased premises
Exhibit 2: Specific and limited list of the charges attributable to Lessee
Exhibit 3: Statement of natural and technological risks
Exhibit 4: Energy Performance Diagnosis
Executed in MONTBONNOT SAINT MARTIN
April 28, 2017
In two (2) counterparts

NEW HORIZONS	INFINISCALE
Represented by Mr. Chris MARNOCH	Represented by Mr. Firas MOHAMED MONADE

/s/ Chris Marnoch	/s/ Firas Mohamed Monade

NEW HORIZONS ZIRST II 55, rue Biaise Pascal 38330 MONTBONNOT - FRANCE Tel. 33 (4) 56 38 10 99 - Fax 33 (4) 56 38 10 99
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Exhibits Attached
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COMMERCIAL LEASE
BY AND BETWEEN
NEW HORIZONS
(“LESSOR”)
AND
SILVACO FRANCE
(“LESSEE”)
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COMMERCIAL LEASE
BETWEEN THE UNDERSIGNED:
■NEW HORIZONS, Limited Liability Company with 7,624 euros in share capital, headquarters located at 55 rue Blaise Pascal, ZIRST II - 38330 MONTBONNOT ST MARTIN and registered in the GRENOBLE Trade Register at number 429 556 590,
Represented by Mrs. Katherine NGai Pesic, with full authority for the purposes herein in her capacity as Manager, herself represented by Mr. Chris MARNOCH, duly authorized for the purposes herein by virtue of a delegation of power,
Hereinafter referred to as “Lessor”,
PARTY OF THE FIRST PART,
AND:
■SILVACO France, a Corporation [SA] with a Board of Directors and 964,000 euros in share capital, headquarters located at 55 Rue Blaise Pascal - 38330 MONTBONNOT SAINT MARTIN and registered in the GRENOBLE Trade Register at number 484 806 534,
Represented by Mr. Firas Mohamed Monade, with full authority for the purposes herein in his capacity as Appointed General Manager,
Hereinafter referred to as “Lessee”,
PARTY OF THE SECOND PART,
Hereinafter jointly referred to as “Parties” and individually as “Party”.
NOW, THEREFORE, the following is agreed and made binding:
COMMERCIAL LEASE
NEW HORIZONS, the first undersigned party, hereby declares to grant a commercial lease, in accordance with the provisions of Articles L. 145-1 et seq. of the Commercial Code for the terms and conditions stipulated below, to SILVACO France, the second undersigned party, for the property described below.
Type text here
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DESCRIPTION OF THE LEASED PREMISES
The property that is the subject of this lease is, to the exclusion of all others, one part of the premises located in a building located in MONTBONNOT SAINT MARTIN (38330) “La Baudonière” and “Pré Nalier” hamlet and appearing in the updated property register of this commune under Number 231, Section A0 for an area of 64 ares and 35 centiares, the exact address of which is “Immeuble Silvaco” - ZIRST II - 55 rue Blaise Pascal, and consisting of:
■on the first floor of the building in question, one part of the left wing, as described in the plan attached in Exhibit 1 to this instrument, for an area of 200 m 2 including the share of common parts of the ground floor and upstairs, including specifically:
3 offices (each equipped with a white board)
One (1) open space
With the following furnishings:
9 desks 180x120x74
10 filing cabinets with 3 drawers 80x40x74
1 filing cabinet with 2 drawers 80x40x74
1 filing cabinet with 4 drawers 50x50x114
1 armoire with 2 doors 120x50x190
1 table 180x80x74
■as well as 12 outside parking spaces, parking spaces located between space numbers 45 and 12, as designated in the parking of the building’s plan appearing in Exhibit 2.
This commercial lease grants Lessee the right to use the common areas, equipment and accessories of the building, subject to compliance with the terms specified herein.
Lessee further declares to be well acquainted with the leased premises and therefore exempts Lessor from making a broader description of them.
TERM OF THE LEASE
This commercial lease is granted and accepted for a term of forty-three (43) full and consecutive months commencing on October 1, 2021 and ending on April 30, 2026.
Lessee shall have the ability to terminate this lease on April 30, 2023, by giving notice through deed of service or registered letter with acknowledgement of receipt a minimum of six (6) months in advance. If the notice is late or given in breach of regulations, the lease shall continue for a new three- (3-)year period with all obligations for Lessee arising from it.
It is further noted that Lessor has the ability, pursuant to Article L. 145-4 of the Commercial Code, to give notice at the end of each three-year period, by giving notice through deed of service a minimum of six (6) months in advance, if it intends to invoke the provisions of Articles L. 145-18, L. 145-21, L. 145-23-1 and L. 145-24 of the Commercial Code, in order to build, rebuild or raise the height of the existing building, reallocate the additional housing area to
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this use or execute prescribed or approved projects in the framework of a property renovation operation, and in case of demolition of the building, in the framework of an urban renewal project.
RENT
AMOUNT/PAYMENT/REVISION/INDEXING
Amount of the rent
This lease is granted and accepted through annual rent, exclusive of taxes [EOT] and exclusive of charges [EOC], in the amount of twenty thousand, four hundred euros (€20,400 EOT/EOC), or quarterly rent, exclusive of taxes and charges, in the amount of five thousand, one hundred euros (€5,100 EOT/EOC).
This rent, which is subject to VAT, shall be paid and subject to revision under the terms indicated below.
Payment of the rent
The agreed upon annual rent shall be payable quarterly and in advance to Lessor or its designated representative, at their domicile or any other location indicated by them.
Lessee agrees to pay Lessor, in addition to the rent, the amount of the VAT or any other new additional or replacement tax that could be created at the legal rate in force on the date of each payment.
Lessor formally agrees in parallel to maintain for the entire term of the lease the option to subject the rent stipulated above to the VAT rate.
By exception to the foregoing, the first term of the rent (as well as the provision for real estate taxes and expenses, see I.3 below) – corresponding to the period from October 1, 2021 to December 31, 2021 – shall be paid by Lessee on the date this instrument is signed, and do so by bank transfer to the bank account of Lessor.
Revision of the rent
The rent may be revised at the request of either of the Parties, every three (3) years and under the terms set forth in Articles L. 145-37 and L. 145-38 of the Commercial Code.
Indexing of the rent
The rent established above, or an annual rent exclusive of taxes and charges, in the amount of twenty thousand, four hundred euros (€20,400 EOT/EOC), shall be revised automatically and with no need for Lessor to make a specific request for this purpose on each anniversary date of this lease based on the variation in the index defined below.
The Parties agree that this index shall be the Tertiary Activities Rent Index (TARI) as published by the I.N.S.E.E. (National Institute of Statistics and Economic Studies).
The Parties agree that the base index shall be the one for the fourth quarter of 2020, or 114.06.
This index shall be compared, on May 1 of each year and for the first time on May 1, 2022, to the last index published on May 1 of each year, and so on for each year.
If the reference index has not been published on the date when the indexation clause must be consulted, the rent shall be paid temporarily at the old rate. A readjustment will be made when the index is published and back rent will then be owed retroactively by Lessee.
In the event the chosen index should not exist or cease to be published, the new index that replaces it will be applied automatically, considering the official or unofficial linking coefficients published by the I.N.S.E.E.
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If no replacement index was published, to which the index eliminated could be linked, an expert shall be chosen by the Parties through mutual agreement, or in the absence of agreement, designated at the request of the first Party to take action by the President of the Regional Court in the location where the building is located, ruling as an urgent application. He/she shall be tasked with finding a new index relative to the purpose of the contract or the activity of one of the Parties. The index determined in this manner and chosen by the expert, shall be applicable retroactively from the [time] the index stipulated originally ceases to exist.
If, for any reason whatsoever, one of the Parties fails to insist on the benefit of this clause, the fact that it pays or cashes the rent [payment] at the old rate shall not in any case be considered implicit waiver to invoking the current indexing. In order to be considered, this waiver must result in a written agreement.
Lessor declares that this indexing clause is an essential and determinative term of its wish to enter into the contract, without which this lease would not have been made.
CHARGES AND CONDITIONS
The charges and conditions of this commercial lease appear in order below:
—I. - Charges
—II. — Security deposit
—III. — Schedule of condition of the leased property
—IV. — Maintenance, work and repairs
—V. — Obligations of Lessee with respect to enjoyment of the leased premises
—VI. — Obligations of Lessor
—VII. — Obligations of the Parties relative to the establishment of a centralized building management
—VIII. — Insurance
—IX. — Destruction of the leased premises
—X. - Transfer of the lease – subleasing
—XI. — Return of the premises
—XII. — Joint and several liability and severability
—XIII. — Void clause
—XIV. — Penalty clause
—XV. - Preferential right
—XIV. — Registration
—XVII. — Risks and pollution
—XVIII. — Energy performance diagnosis
—XIX. — Technical asbestos assessment
—XX. - Exhibits
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I. -    CHARGES
I.1. -    Building charges
Lessee shall pay or must reimburse Lessor upon first request, in addition to the rent, for all charges related to the leased premises, with the exception of those specified by the provisions of Article R. 145-35 of the Commercial Code, and as they are described according to the specific and limited schedule of charges attached to this lease (Exhibit 3) and in application of the provisions of Articles L. 145-40-2 and R. 145-36 of the Commercial Code.
Said charges shall be the subject of a quarterly provision in addition to the rent.
If applicable during the lease, Lessor agrees to inform Lessee of any new charges.
I.2. -    Taxes and fees
Lessee shall pay its own taxes: all related taxes and generally all taxes, contributions and charges, fiscal or parafiscal, to which it is subject personally and which Lessor could be liable for it under Articles 1686 and 1687 of the General Tax Code or for any other reason whatsoever, and it must prove their payment to Lessor upon any request, and specifically upon expiration of the lease, prior to any removal of furnishings, equipment or merchandise.
Lessee further agrees to reimburse Lessor for a portion of the taxes and fees related to the building where the leased premises are located, as listed in Exhibit 3 to this instrument, and these taxes and fees shall also be subject to the use of a quarterly provision, in addition to the rent.
If applicable during the lease, Lessor agrees to inform Lessee of any new taxes, fees or usage fees.
The taxes and fees thereby reimbursed to Lessor by Lessee shall be prorated by the term of the lease during the year for which said taxes and fees are collected, when they are established for a full calendar year.
I.3. -    Provision for charges, taxes and fees
Lessee agrees to pay, for the application of the terms of Clauses I.1 and I.2 above, an annual provision relative to the various supplies, services and charges specified in Exhibit 3, and to the taxes and fees to be reimbursed pursuant to Clause I.2 above, calculated based on an estimated budget, totaling for the leased premises fifty-four euros exclusive of tax (€ 54 EOT) per m 2 and per year.
This provision for charges shall be paid in advance each quarter in addition to the rent, for an annual amount exclusive of taxes of ten thousand, eight hundred euros (€10,800 EOT), or a quarterly amount, exclusive of taxes, of two thousand, seven hundred euros (€2,700 EOT).
If the provision specified above exceeds the annual amount of said charges and services, Lessor shall reimburse the difference to Lessee. If the provision is lower, Lessee shall and expressly agrees to pay the difference.
The annual charges shall be adjusted each year by establishing an annual summary statement including the payment and adjustment of the charge accounts [and] this statement shall be provided no later than September 30 of the year following the one for which the specific and limited list of charges was prepared, or for co-owned properties, within three (3) months from the presentation of the co-ownership charges for the annual business year, and this in application of the provisions of Articles L. 145-40-2 and R. 145-36 of the Commercial Code.
The amount of the aforementioned annual provision shall be revalued each year based on a new estimated budget calculated based on the actual amount of the charges and taxes incurred (as listed in Exhibit 3) for the preceding year.
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II. -    SECURITY DEPOSIT
The Parties expressly agree that Lessee shall not pay a security deposit to Lessor in the framework of this commercial lease.
III. -    SCHEDULE OF CONDITION OF THE LEASED PROPERTY
When Lessee takes possession of the premises, an inter partes schedule of condition of the leased property shall be established amicably by the Parties, or failing this, by bailiff’s official report, with the expenses divided equally by the Parties.
Lessee shall take the leased premises in the condition in which they are found when it takes possession, without the ability to make any claim for any reason whatsoever, or claim any compensation, repairs or reduction in the amount of the rent during the term of this lease.
The Parties agree that the charges for any work - under the provisions of Article 606 of the Civil Code – which is necessary to bring the leased property into compliance with existing general regulations as specified in Clause IV.2.2 below shall be paid by Lessor exclusively and that the charges for all work that could be necessary to bring the leased property into compliance with regulations specific to the activity of Lessee shall be paid by it exclusively.
The same terms apply if these regulations are modified, and for this reason, the leased premises no longer comply with general regulatory standards or are no longer in compliance with rules imposed on Lessee to conduct its activity.
IV. -    MAINTENANCE, WORK AND REPAIRS
IV.1.    Maintenance of the leased premises
Lessee shall maintain the leased premises in good condition compared to the condition of the leased premises on the effective date of the lease, by making as they become necessary all repairs for which it is responsible under this commercial lease, so that the leased premises are returned in good condition at the end of the lease. Lessee must therefore maintain in a good state of maintenance, operation, safety and cleanliness the entire leased premises, windows, locks, woodwork, electrical and plumbing fixtures, and more generally all furnishings, accessories and equipment; replace, if necessary, what cannot be repaired; maintain the floor coverings in perfect condition, and specifically, repair any stains, burns, tears, holes or detachment that arise and oversee the safe use and circulation; restore, as it arises, any damage that could occur in the leased premises.
With a view to uniformity, Lessee further agrees to have all repair and maintenance work necessary under this instrument performed by the contractor designated to it by Lessor.
Lessee must inform Lessor immediately, by registered letter, of any damage or deterioration arising in the leased premises and which requires work for which it would be responsible under this lease. If it fails to fulfill this obligation, it shall be responsible for all types of damage caused by its silence or delay.
IV.2.    Work during the lease
IV.2.1.    Work performed by Lessee
■Lessee may not perform any work involving support elements for the foundation or framework that contributes to the stability or solidity of the building (structural works) and closure, covering and watertightness without
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the prior written approval of Lessor and its architect. Lessee shall be responsible for the fees for the involvement of Lessor’s architect.
■Lessee may not make any change in the layout of the leased premises without the prior written consent of Lessor.
■All work, embellishments and improvements carried out by Lessee, which are in all cases subject to prior approval from Lessor, shall remain owned by the latter at the end of the lease, without any compensation, unless Lessor prefers to request their removal and return of the premises to their previous condition, at the expense of Lessee.
■In any case, all work made necessary to bring the leased premises into compliance with regulations specific to the activity of Lessee shall be paid in full by it.
IV.2.2.    Work performed by Lessor
■Lessee shall endure without compensation all construction and any work whatsoever executed in the leased premises or in the building and may not request any rent reduction, irrespective of the magnitude and duration, while the latter shall not exceed twenty-one (21) days.
■Lessee shall endure all work involving the common areas made necessary for their improvement and all repairs in this manner and finally layout work on other private parts of the building.
■Lessee must dismantle at its own expense and without delay all formwork, decorations and all installations it may have made and whose removal is necessary to detect and repair leaks of any nature, cracks in the smoke or ventilation pipes, in particular after a fire or [water] seepage, and generally for the execution of the restoration, all layouts, signs, etc. whose removal is necessary to perform the work.
It is stipulated that there may be access covers in the premises to access the conduits for air conditioning, electricity, telephone, etc. that would likely serve other contiguous units.
Opening these covers must always be approved, as well as workers and other specialists coming through for connection work, in particular electrical, telephone and computer.
Lessor declares, in accordance with the provisions of Article L. 145-40-2 of the Commercial Code:
—That it has not performed any work in the last three (3) years.
—That is does not plan to perform any work in the next three (3) years.
If applicable, Lessor agrees, pursuant to the provisions of Article R. 145-37 of the Commercial Code to provide the following documents within two (2) months after each of the three-year due dates:
—A preliminary statement on any work planned in the next three years, including an estimated budget;
—A summary statement on any work performed in the last three years, including its cost;
IV.3.    Repairs
Lessor shall only be responsible for major repairs as defined by Article 606 of the Civil Code (restoration in their entirety of roofing, beams, outer walls): Lessee is responsible for all other repairs, even when they are necessary due to age or hidden defects, or even accidents or acts of God.
Lessee agrees to use the contractor designated to it by Lessor for all repairs made necessary in this manner.
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V. -    OBLIGATIONS OF LESSEE RELATIVE TO ENJOYMENT OF THE LEASED PREMISES
V.1.    Use of the leased premises
Lessee may only use the leased premises to perform the activity resulting from its corporate purpose and for office use exclusively.
The leased premises may not be assigned another use, even temporarily, and no activity other than those indicated above may be carried out there.
V.2.    Terms of enjoyment of the premises by Lessee
■Lessee must use the leased premises, providing all reasonable care. It shall ensure that the tranquility and proper order of the building are not disturbed by its actions or those of its employees, suppliers or customers. It must specifically take all precautions to avoid any disturbance of use and any odors.
It must comply fully with the orders of any regulations, police orders, health regulations, etc. and ensure compliance with hygiene, health, etc. regulations.
■With respect more specifically to the performance of its activity, Lessee must ensure that it complies with the legal and administrative orders that may relate to it.
■Lessee shall handle personally all claims or disputes that could arise due to its activity in the premises, so that Lessor is never concerned or sought in this regard. It shall be responsible for all conversions and any repairs whatsoever required by the exercise of its activity, all while standing surety vis-à-vis Lessor for any actions for damages by the other lessees or neighbors that the exercise of this activity could provoke.
■Furthermore, Lessee must handle personally, and without the ability to exercise for that fact any recourse against Lessor, any claim or order that could come from competent officials concerning the terms of its occupation of said premises, all potential administrative approvals related to its fitting out and/or its use of the leased premises or the exercise of its activity in said premises.
Consequently, Lessor may not incur any liability in the event of denial or delay in obtaining these approvals.
Lessee must pay all amounts, fees, taxes and other levies related to this fitting out, use or activity.
V.3.    Obligations relative to establishment of the computer server.
If Lessee uses a computer network, it must install its server in the mechanical room located upstairs in the left wing of the building, unless it equips its private premises with an air conditioning system appropriate for the installation of a computer server.
All lessees in the building have shared access to the mechanical room. In this framework, Lessee is expressly prohibited from accessing the server of each of the other lessees located in the mechanical room.
Lessee further agrees to designate one person who, alone, shall be authorized to gain access to this mechanical room, with the stipulation that each entrance is monitored individually through the centralized building management.
Lessor must be informed in advance of all entries into the mechanical room. This information must be provided a minimum of one (1) hour prior to accessing said mechanical room, via e-mail sent to the following address: new.horizons.france@gmail.com.
Lessee shall however have the opportunity to request entry in the mechanical room with Lessor present. This entry shall only be possible from 9 a.m. to 5 p.m. without interruption on business days and subject to written notification of Lessor a minimum of forty-eight (48) hours in advance.
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The person designated by Lessee to enter the mechanical room may also be contacted by the other lessees, in case of emergency only, at any time. If the designated person is not available, Lessee must inform the other lessees of the designation of another person whose contact information it will provide to them. If it is unable to reach the person designated in this manner by Lessee, Lessor is expressly authorized to take any measure required by the situation.
Any entry in the mechanical room by Lessee or by any of its employees or representatives in breach of the rules defined above will trigger the liability of Lessee.
Lessee waives all appeals for liability or claims against Lessor, and all representatives of Lessor, and their insurers and agrees to obtain the same waivers from all insurers in case of entry into the mechanical room in breach of the access rules defined by this clause.
V.4.    Obligation to keep the premises open and filled
Lessee must maintain the premises in constant use, subject to potential closure during the annual paid leave period or for work.
Lessee shall fill the premises with sufficient furnishings for their normal use, in order to guarantee the payment of three (3) months of rent and performance of the clauses and conditions of the lease.
V.5.    Premises visit
V.5.1    During the lease
Lessee must allow Lessor, its representative, architects and all other lessees and workers to enter the leased premises and inspect them in order to observe their condition, whenever this appears necessary, without the visits able to be excessive, provided there is a minimum of twenty-four (24) hours advance notice, except in emergency cases. It must also allow workers who have to perform work to enter the premises.
Lessee must allow a banner or sign to be affixed to the façade of the leased premises indicating that the premises are for rent, as well as the name, address and telephone number of the person responsible for the leasing.
V.5.2    In the event of sale of the building or re-leasing at the end of the lease
Subject to the terms of Clause XV below of this instrument, if the building is put up for sale, Lessee must allow visits to the premises from 9 a.m. to 5 p.m. without interruption on business days.
Lessee must allow a banner or sign to be affixed to the façade of the leased premises indicating that the premises are for sale, as well as the name, address and telephone number of the person responsible for the sale.
V.6.    Miscellaneous obligations.
Lessee agrees to ensure compliance with the total ban on smoking inside the entirety of the building, including the common areas.
Lessee further agrees to prohibit access to the parking reserved for customers by its employees or any person working under its responsibility, and to reserve its use strictly for its customers and those of the other lessees in the building owned by Lessor.
If Lessee installs coffee machines or other miscellaneous fixtures in the premises that are the subject of this instrument, it agrees to protect the floor coverings to avoid the appearance of stains, the cleaning of which Lessee must handle, in any case.
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In addition, Lessee agrees not to obstruct or occupy, even temporarily, the areas of the building not included in this lease, and specifically the building’s lobby.
Lessor authorizes Lessee to affix a plaque identifying Lessee on the outside intercom. Other signage, signs or advertising on or around the building is prohibited.
Lessee agrees, on the expiration of this commercial lease, to uninstall the aforementioned signage and return the premises to their previous condition.
VI. -    OBLIGATIONS OF LESSOR
VI.1    Hidden defects
Lessor shall not be bound to guarantee hidden defects that may affect the ground, basement or buildings.
VI.2    Responsibilities and recourse
Lessee waives all actions for compensation or claims against Lessor, and all representatives of Lessor and their insurers, and agrees to obtain the same waivers from all insurers for the following cases:
—In the case of theft, attempted theft, any criminal offense or unlawful act of which Lessee could be victim in the leased premises of the building. Lessee expressly waives the benefit of Article 1719, paragraph 3 of the Civil Code, with Lessor assuming no obligation for security.
—In case of any irregularities, improper operation or interruption of the water, electricity or telephone, air conditioning, electricity generators of all computer systems, if any, [and] more generally the group services and common equipment of the building or specific to the leased premises.
—In case of modification or elimination of the common services.
—In case of damage caused to the leased premises and/or to any furnishings there as a result of leaks, [water] infiltration, moisture or other circumstances.
—In case of actions by other occupants of the building, their personnel, vendors and customers, all third parties in general that cause damage, Lessee specifically waives all recourse against Lessor based on Article 1719, paragraph 3, of the Civil Code.
—In case of accidents occurring in the leased premises or due to the leased premises during the lease, irrespective of the cause. It shall be personally responsible for and cover the costs of all civil liability arising from this with regard to its personnel, Lessor or third parties, without Lessor able to be concerned or sued for this reason.
—In case of a flaw or defect in the leased premises, Lessee specifically waives invoking the provisions of Articles 1719 and 1721 of the Civil Code.
Moreover, it is expressly agreed that:
—Lessee shall handle personally, without recourse against Lessor, all damage caused to the premises by turmoil, disturbances, strikes, civil war and any disruption in use arising from them.
—In case of expropriation for public use, Lessee may not make any claims against Lessor, and all rights of said Lessee vis-à-vis the government or expropriating body shall be reserved.
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VII. -    OBLIGATIONS OF THE PARTIES RELATED TO ESTABLISHMENT OF CENTRALIZED BUILDING MANAGEMENT
VII.1.    Remote control of centralized building management
Lessee is hereby advised that some specific technical functions (air conditioning, lighting, alarms, blinds, gate, etc.) are controlled by a centralized building management system.
For this purpose, when Lessee takes final possession of the premises that are the subject of this lease, it shall be given ten (10) remote controls enabling control of these various functions as well as a written procedure for use.
Any damage, destruction or loss of one of these remote controls must be reported to Lessor, which shall provide a new remote control to Lessee after the latter reimburses Lessor for the cost of the repair or replacement of the previous remote control (current rate in effect: €50 EOT).
VII.2.    Alarm.
Lessee is also advised that the premises that are the subject of this instrument are protected by an alarm linked to the SECURITAS video surveillance company, the triggering of which is conditioned by the complete closure of all exits of the building.
The obligations related to this alarm are the subject of a written procedure which shall be provided to Lessee when it effectively takes possession of the premises that are the subject of this instrument
VIII. -INSURANCE
■Lessee must maintain constant insurance against the risks of fire, explosion, theft, water damage and against risks related to the lease and appeals of neighbors for the leased premises that are the subject of this instrument as well as the furnishings and commercial and industrial equipment, keeping the leased premises full, and doing so for the entire term of this lease, with a known solvable French or foreign insurance company. For this purpose, it must pay the premiums regularly and prove all of this upon first request of Lessor.
■Lessee must also insure any computer server it has installed in the mechanical room in accordance with this instrument, as well as any antennas that it may have installed on the roof of the building.
■The policy must contain a waiver by the insurance company of all appeals against Lessor, all representatives of Lessor, all persons with ownership or possession rights to the building or all other parts of the building, or the insurers of the aforementioned persons, for the portion of the damage or harm for which the latter parties could be responsible for any reason whatsoever.
■Lessee expressly waives all appeals and any actions whatsoever against the aforementioned persons and their insurers due to the aforementioned damage or denial of possession of the leased premises.
■If the activity performed by Lessee and/or work carried out by it in accordance with the provisions of this lease as an exception leads to additional insurance premiums for Lessor or for the other lessees in the building or neighbors, Lessee would be bound to both compensate Lessor for the amount of the additional premium paid and hold it harmless against all claims of the other lessees or neighbors.
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IX. -    DESTRUCTION OF THE LEASED PREMISES
If the premises that are the subject of this commercial lease are destroyed entirely due to age, construction defects, acts of war, civil war, disturbances, accident or any other cause independent of the will of Lessor, this commercial lease shall be terminated automatically without compensation.
If, however, the leased premises are destroyed or rendered only partially unusable, Lessee may only receive a reduction in the rent based on the areas destroyed, with the exclusion of termination of the lease.
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X. -    TRANSFER OF THE LEASE - SUBLEASING
With the exception of the buyer of its business or company, Lessee may not sublease in whole or part, or transfer or contribute its right to this lease without the prior express written consent of Lessor. In the case of transfer or sublease, Lessee shall act as a guarantor and be jointly and severally liable with its transferee or sublessee for the payment of the rent and performance of the conditions of the lease, and the joint and several liability obligation shall extend to all successive transferees and sublessees, with the stipulation that in the framework of the transfer, this joint guarantee shall extend for a limit of three (3) years from the transfer of this lease.
In all cases, no contribution or transfer may be made if rent or additional fees are owed.
Furthermore, any transfer or sublease must be carried out through rent equivalent to that established above, payable directly to Lessor and it must be made through a private agreement to which Lessor shall be called and an original of this agreement must be provided to it at no charge.
In the case of partial subleasing, the leased premises are an indivisible whole in the common intent of the Parties, as a result, upon expiration of the lease for any reason whatsoever, specifically termination, nonrenewal, [or] departure of Lessee, it is expressly agreed that the sublessees may not claim a right to renew their sublease and must quit the premises without any form of compensation. Lessee remaining guarantor with joint and several liability with its sublessees for compliance with and performance of this instrument, it shall personally handle relations with them so that Lessor cannot be concerned or sought out in any manner whatsoever.
In the case of subleasing in whole or part, the term of the sublease may not in any case exceed the term of this lease.
Lessor may not challenge the sublease or subleases, which shall contain an express waiver by the sublessee or partial sublessees of any action and rights (specifically to renewal of the sublease) vis-à-vis Lessor.
In addition, Lessee is bound to assume vis-à-vis its total or partial sublessee(s) the payment of any compensation, of any nature whatsoever, in particular that which may be due for delivery of the premises.
If subleases or transfers were carried out, the waiver of any appeal against Lessor should appear in the insurance contracts of the sublessees and transferees.
In all cases where Lessor does not participate in the agreement, regardless of the reason, a copy of the sublease agreement must be sent to it within fifteen (15) days after it is executed.
XI. -    RETURN OF THE PREMISES
One (1) month prior to moving out, Lessee must provide proof of payment by presenting receipts, prior to any removal, even partial, of the furnishings, of the contributions for which it is responsible, for both past months and for the current month, and of all rent and charges periods, and provide its future address to Lessor.
Lessee must also return the leased premises to perfect condition in terms of cleanliness and lease-related repairs and must pay the amount of any repairs that could be due.
For this purpose, no later than fifteen (15) days prior to the expiration date of the lease or the date of its effective departure, if another date is necessary, an inter partes schedule of condition of the leased property shall be established with a bailiff present, which shall contain a summary of the repairs to be made by Lessee.
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Lessee must have all these repairs made at its expense prior to the planned date of its effective departure, under the control of Lessor’s architect.
If Lessee does not make the repairs within this period, or it does not respond to Lessor’s notice or refuses to sign the condition of leased property, Lessor shall have the amount of said repairs calculated by its architect and Lessee must then pay this to it [Lessor] immediately.
In this same scenario, Lessee would owe Lessor compensation equal to the rent and charges calculated pro rata, during the time the premises are tied up in order to make the repairs for which Lessee is responsible.
XII. -    JOINT AND SEVERAL LIABILITY
The obligations of Lessee arising from this lease constitute a joint and several liability for all its successors and for all persons bound to the payment and performance.
XIII. -VOID CLAUSE
This lease shall be terminated automatically in the case of failure to pay on its exact due date a single rent term or any rent reminder following an increase in it, such as failure to reimburse expenses, lease-related fees, taxes, charges or services that constitute its additional fees, or finally failure to perform any clause or condition of this lease or the co-ownership regulations that the Parties’ agreement also makes, or even nonperformance of the obligations imposed on Lessee by law or regulations, and one (1) month after an order to pay or a served notice that goes unanswered.
If, in this case, Lessee refuses to quit the leased premises, its expulsion, and that of all occupants accordingly, could occur immediately by simple provisional order handed down by the President of the competent Regional Court, the jurisdiction of which is expressly assigned in accordance with this instrument.
XIV. -    PENALTY CLAUSE
Failure to pay the rent, additional expenses and amounts due at for each term, fifteen (15) days after receipt by Lessee of a registered letter with acknowledgement of receipt remains unanswered, the case shall be transferred to a bailiff and the amounts owed automatically increased by ten percent (10%) as a flat-rate allowance for legal expenses, and irrespective of any formal notice and collection expenses.
In the case of automatic or judicial termination, the full amount of the advance rent and the security deposit shall be acquired by Lessor for the purpose of flat-rate and irreducible compensation of the damage alone arising from this termination, without prejudice to other compensation owed or damages to compensate for the damage arising from the actions of Lessee, irrespective of whether it caused this termination.
Compensation for occupation owed by Lessee if it does not vacate the premises after automatic or judicial termination or expiration of the lease shall be established as a flat rate based on the total rent for the last year of leasing increased by fifty percent (50%).
XV. -    PREFERENTIAL RIGHT
It is noted that pursuant to Article L.145-46-1 of the Commercial Code, Lessees of premises to be used commercial or traditional production purposes shall benefit from a pre-emption right if the leased premises are sold.
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In this scenario, and if Lessor plans to sell the premises that are the subject of this lease, it must comply with the pre-emption right established for Lessee under the terms described in Article L.145-46-1 of the Commercial Code fully reproduced below:
“When the owner of premises to be used commercial or traditional production purposes plans to sell them, it shall so inform the Lessee by registered letter with acknowledgement of receipt, or in person, against receipt or signature. In order to be valid, this notification must indicate the price and terms of the planned sale. It can be considered an offer for sale to the Lessee. The latter shall have a period of one month from receipt of this offer to decide. If accepted, the Lessee shall have two months commencing on the date its answer is sent to Lessor to carry out the sale. If it provides notice in its response of its intention to use a loan, the acceptance by Lessee of the offer for sale is conditional to obtaining the loan, and the period to carry out the sale becomes four months.
If, at the end of this period, the sale has not been carried out, the acceptance of the offer for sale is non-binding.
If the owner decides to sell under conditions or at a price that is more advantageous for the buyer, the notary must, when Lessor has not done so previously, notify Lessee of these conditions and this price in the manner set forth in the first paragraph, under penalty of the voiding the sale. This notification can be considered an offer for sale to Lessee. This offer for sale is valid for a period of one month from its receipt. Offers not accepted within this period are null and void.
Lessees that accept an offer notified in this manner shall have a period of two months from the date their response is sent to Lessor or the notary to establish the contract of sale. If it provides notice in its response of its intention to use a loan, the acceptance by Lessee of the offer for sale is conditional to obtaining the loan, and the period to carry out the sale becomes four months. If, at the end of this period, the sale has not been carried out, the acceptance of the offer for sale is non-binding.
The provisions of the first four paragraphs of this article shall be reproduced in each notification in order to be valid.
This clause is not applicable in case of single sale of multiple units in a commercial group, single sale of different commercial units or sale of a commercial unit under co-ownership in a commercial group. It is also not applicable to the global sale of a building including commercial premises or to the sale of premises to the spouse of the Lessor, or to an ancestor or descendant of the Lessor or of his/her spouse.”
XVI. -    REGISTRATION
The Parties do not require registration of this instrument.
XVII. -    RISKS AND POLLUTION
In accordance with the provisions of Articles L. 125-5 and R. 125-24 of the Environmental Code, Lessor has provided to Lessee on this date a statement of risks and pollution (to which items are attached that make it possible to locate the building with respect to the risks considered), established in accordance with provisions above. This statement appears in Exhibit 4 to this instrument.
Lessee duly notes this information, declares to be satisfied with it and to personally handle it, without appeal to Lessor, and consequently waives all requests for termination of the lease, compensation or reduction of the rent.
XVIII. -    ENERGY PERFORMANCE DIAGNOSIS
In accordance with the provisions of Article L. 134-3-1 of the Building and Housing Code, Lessor has provided to lessee on this date, which acknowledges it, an Energy Performance Diagnosis (EPD) – as defined in Article L. 134-1
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of said code – for the leased premises that are the subject of this instrument. This diagnosis appears in Exhibit 5 to this instrument.
Lessee acknowledges now that the information contained in the Energy Performance Diagnosis is of informational value only, and consequently, it cannot be used against Lessor.
XIX. -    TECHNICAL ASBESTOS ASSESSMENT
Lessor declares that the provisions of Decree No. 93-97 of February 7, 1996, No. 97-855 of September 12, 1997, No. 2001-840 of September 13, 2011 and No. 2002-839 of May 3, 2002 relative to protecting the population against the health risks related to asbestos exposure in buildings do not apply to the building that is the subject of this lease, and this, insofar as the building permit was issued after July 1, 1997, which Lessee expressly acknowledges.
XX. -    EXHIBITS
The exhibits listed below are attached to this lease. They are part and parcel to the lease, with which they form an indivisible whole:
Exhibit 1: Plan of the leased premises
Exhibit 2: Plan of parking spaces
Exhibit 3: Specific and limited list of the charges attributable to Lessee
Exhibit 4: Statement of risks and pollution
Exhibit 5: Energy Performance Diagnosis
Executed in MONTBONNOT SAINT MARTIN
On September 30, 2021
In two (2) counterparts

NEW HORIZONS	SILVACO France
Represented by Mr. Chris MARNOCH	Represented by Mr. Firas MOHAMED MONADE
/s/ Chris Marnoch	/s/ Firas Mohamed Monade
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Exhibits Attached
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